Gentor Resources

PRESS RELEASE

GENTOR RESOURCES, INC.

COMPLETES US $2,000,000 PRIVATE PLACEMENT

Patterson, Idaho – May 5, 2010 - GENTOR RESOURCES, INC. (“Gentor” or the “Company”) (OTCBB – “GNTO.OB”) is pleased to announce that it has concluded the sale of 4,000,000 Units  (as hereafter described) to a non-U.S. person for US$2,000,000. Each Unit, which was sold at a purchase price of US$0.50 per Unit, consisted of one (1) share of common stock of the Company (the “Common Stock”) and one (1) warrant (a “Warrant”) to purchase one (1) share of Common Stock. Each Warrant is exercisable for a period of 24 months for the date of issuance at an exercise price of US$0.75 per share of Common Stock.

The Company anticipates using the initial proceeds for the sale of the Units to advance the exploration of its copper properties in the Sultanate of Oman and for general corporate purposes.

About Gentor Resources, Inc.

Gentor Resources Inc. is a US-based mineral exploration and development company whose projects include a molybdenum-tungsten-silver property in East Central Idaho and copper properties in the Sultanate of Oman. The Company’s strategy is to create shareholder value by developing highly prospective mineral properties around the globe, with current focus in the Sultanate of Oman and the United States.

Cautionary Note Regarding Forward Looking Statements

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Company expects to occur, are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “understands,” “intends,” “estimates,” “projects,”  “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could,” or “should” occur. Information inferred from the interpretation of exploration and/or drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.

For further information, please visit our website at www.gentorresources.com, or contact: Dr Peter Ruxton, President & CEO, Kent, United Kingdom Tel: + 44 (0) 7786 111103; or Arnold T. Kondrat, Executive Vice-President, Toronto, Ontario, Tel: (416) 366-2221 or 1 (800) 714-7938.